Exhibit 15.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated November 26, 2024, with respect to the consolidated financial statements of Gamehaus Holdings Inc., as of and for the years ended June 30, 2024 and 2023 on Form 20-F of Gamehaus Holdings Inc. filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts”on Form 20-F.

January 30, 2025